Exhibit 99.1

March 22, 2016

Dear Owners:

Over the last few years, we have accomplished much in the way of expense reduction and establishing our municipal bond insurance business, National Public Finance Guarantee, as a viable and profitable participant in the public finance market. We also were able to take advantage of our capital position and adequate liquidity to repurchase a meaningful portion of our outstanding shares. Through these measures, we have made important strides to position the company for growth that will enhance its future value. Unfortunately, these achievements are not yet fully reflected in our stock price.

Before touching on the direct value creation we achieved in the past year, a few comments are warranted about what we believe is one of the primary contributing factors in the disappointing performance of our stock price.

We have no doubt that the level of uncertainty associated with our insured Puerto Rico credits factored very heavily into the negative movements in the price of our shares. While we acknowledge that the potential for losses from our Puerto Rico credits presents our biggest current challenge, we continue to believe that the market has overstated the likely impact on MBIA. The statements and communications by and on behalf of the Puerto Rico government have undoubtedly contributed to the uncertainty about what will happen to Puerto Rico’s debt obligations. However, we are not going to fall into the “perception trap” that many in the press have – there is no aggregate amount of debt owed by a single Puerto Rico entity. In fact, there are different obligors with distinct legal debt structures, with different debt loads and different revenue streams available to support those obligations. While the Puerto Rico government has invoked “clawback” provisions that temporarily divert certain revenues from select debt obligations to service Commonwealth general obligation debt, it is also true that most debts of the Commonwealth and its instrumentalities are supported by independent, dedicated revenue sources for their repayment. And those debt obligations were issued through discrete debt indentures that include and incorporate specific rights and remedies for their bondholders.

In our case, we currently have just under $4 billion in gross par exposure spread across eight different credit profiles. Our exposure to the Puerto Rico Government Development Bank was fully retired in 2015, and we saw meaningful paydowns of other credits in 2015 – over $675 million of gross par has been retired from our Puerto Rico exposure since year-end 2014. We’ve also made significant progress with our largest exposure – $1.4 billion of gross par to the Puerto Rico Electric Power Authority (PREPA) – and we are a participant in a consensual restructuring that was agreed to by the majority of its creditors. If implemented, the restructuring agreement presents a promising path forward for PREPA, its debt holders and their customers, but additional conditions need to be satisfied before the transaction can be completed later this year.

MBIA Inc. 1 Manhattanville Road, Suite 301, Purchase, NY 10577 +1 (914) 273-4545

www.mbia.com

Our two Highway & Transportation Authority (HTA) credits, with $0.7 billion in gross par exposure, are secured by revenues that have been partially impaired due to the clawback provisions, but they also have fully funded debt service reserve funds, which should cover at least 12 months of debt service payments. As such, we wouldn’t be at risk to pay potential claims until July 2017 at the earliest, which gives us time to achieve a favorable resolution. In 2014, the legislature passed additional petroleum taxes that would have been sufficient to refinance some of the HTA debt and provide adequate funds for the HTA and another agency, the Puerto Rico Infrastructure Financing Authority (PRIFA). However, the Puerto Rico decision makers didn’t go forward with the refinancing and instead focused on enlisting congressional support for a debt restructuring (reduction) for the HTA and most other Puerto Rico credits, including the Commonwealth itself.

Our $1.0 billion of gross par exposure to the Commonwealth’s General Obligation (GO) debt remains well protected by the Puerto Rico constitution and the clawback provisions have enhanced revenues available to service this debt. We continue to believe that the overall level of GO debt service is not an unreasonable portion of the government budget and we remain convinced that this debt should not be impaired under any circumstance.

We also have exposure to $0.7 billion gross par value ($1.0 billion in accreted value) of Puerto Rico Sales Tax Financing Corporation (COFINA) bonds, which are long-dated capital appreciation obligations with the first payments not coming due until 2040. The current sales tax collections, without relying on growth in tax receipts, cover the future debt service on our insured bonds by an adequate margin. Importantly, the bonds guaranteed by National have senior lien status. We are so confident in their security that we purchased $100 million of our insured bonds for National’s investment portfolio at around 70% of the then $149 million accreted value.

The remaining three credits total $121 million in gross par outstanding after this past January’s payments. While we expect that the resolution of all the issues surrounding our Puerto Rico exposures will be a multi-year endeavor, we continue to believe that the achievement of the PREPA financing in 2016 will be the key to demonstrating that a consensual restructuring for each credit is both preferable to a court proceeding and achievable.

Turning to our efforts at the consolidated level, we have shifted the company’s performance metrics from a focus on survival and value conservation to a more traditional emphasis on value creation and income/profitability. In conjunction with this change, we re-introduced new and revised measures of operating income and adjusted book value at the end of 2014.

Share repurchases have been our most impactful and beneficial way to create value, given the magnitude of stock price undervaluation. Adjusted Book Value increased by $5 to $30 per share during 2015. And we will see a further increase of $2.55 per share (all other things being equal), after accounting for the additional 15 million shares repurchased in the first two months of 2016. Book value increased in a similar fashion, from $20 per share to $25 during 2015. Sixteen million of the shares repurchased in 2015 were coordinated with Warburg Pincus’ sale of their 46 million shares of our company. While we continue to evaluate alternative strategic initiatives, the value created by share repurchases overwhelms the potential returns from all of the alternatives that we have analyzed.

We are also focused on maximizing National’s value, which we expect to grow with the resurgence of the bond insurance industry. Since 2012, insurance penetration has grown from 3.5% to 6.7% for 2015. Insured bond volume increased 37% in 2015 versus 2014 and National saw increasing activity throughout the year. Despite two major industry challenges – low interest rates and the negative headlines regarding Puerto Rico – we still believe that National’s long-term value proposition – to provide issuers with lower cost debt financing and investors with higher quality insured bonds – remains compelling.

National also benefited from significant insured portfolio runoff. In 2015, National’s portfolio declined 27% from $222 billion to $161 billion of gross par outstanding, which led to its leverage ratio (gross par/statutory capital) declining from 68:1 to 48:1. In addition, our estimate of excess capital to the triple-A capital level as measured by the S&P model, increased from approximately $1 billion to $1.5 billion during 2015. As we have previously mentioned, we expect to seek approval for special dividends from National in the near future once there is greater clarity regarding the outcome of our Puerto Rico credit exposures.

We also continued to focus on achieving additional expense reductions, and we have established a goal of getting total annual operating expenses at or under $100 million in the next few years from our peak of over $380 million in 2012. What we have accomplished so far has resulted from selling our headquarters building and relocating to a lower cost facility, selling our Cutwater investment management business, and reducing headcount and employee compensation. And we’ve achieved overall cost reductions despite adding several employees at National to facilitate its long-term growth.

While we don’t believe MBIA Insurance Corp. will have any material financial impact on shareholder value one way or the other, we are focusing on managing its portfolio to ensure all of its policyholders’ claims are met, and to maximize its value for its other stakeholders, who have largely become its surplus notes holders. Our major short-term goal is enhancing liquidity to enable MBIA Insurance Corp. to pay any claims on the Zohar II notes, as we have not yet been provided with a clear plan for achieving 100% payoff of the notes by their January 2017 maturity.

At the end of 2014, our board established four broad long-term objectives that remain in place: 1) Organic Growth Strategies; 2) Insured Portfolio Management and Loss Mitigation; 3) Capital and Liquidity Management; and 4) Pursue Strategic Alternatives. Much of the above pertains to the first three objectives. While we evaluated and assessed selected strategic alternatives during 2015, we have not pursued any, as yet. As we already mentioned, none of the identified alternatives have offered a return greater than share buybacks. However, we continue to evaluate such opportunities.

There were several changes in our board’s composition and leadership during the past year. After 23 years, our Chairman Dan Kearney stepped down from our board. Dan’s long years of service covered both our best and toughest time periods. In addition to Dan, Sean Carney left last fall and in May, Dave Coulter will also be leaving the board. Warburg Pincus was instrumental in the $2.6 billion capital raise that took place before we began our restructuring efforts in early 2008. Our company was well served by their thought leadership and capital market experience over the past eight years. We clearly benefited from the contributions these individuals made and we wish them well in their future endeavors.

To succeed Dan, the board elected Charlie Rinehart as our next chairman. Charlie has been a board member since 2008 and has a strong record advocating for shareholder value while meeting the fiduciary responsibilities of a regulated financial institution. Recognizing that the company’s future lies in successfully reestablishing a meaningful growth trajectory in U.S. public finance, we were pleased to be able to add two new board members with direct municipal expertise, Keith Curry and Lois Scott. Both Keith and Lois have served in public offices and have provided much-needed consulting services to public finance clients. We continue to look for additional board members who can augment the skills and experiences of our existing board.

In addition to changes at the board level, we have had a few changes within our senior management ranks. Chuck Chaplin made the decision to move on to his next set of career challenges. Chuck was a mainstay as we worked through our complicated restructuring plan and has trained a great team of skilled finance professionals to carry the company forward. We wish Chuck nothing but the best as he explores a myriad of opportunities in both the business and non-profit universe. Consistent with our objective of smooth management succession planning, Anthony McKiernan has stepped into Chuck’s role as our chief financial officer. Anthony has been prepping for this position for the past 18 months as the portfolio in MBIA Insurance Corp. has continued to wind down. And Chuck will be around until year-end to ensure the transition will be a smooth one.

Although the board and senior management get most of the external visibility, we again say thanks to all MBIA employees for their continued commitment, contributions and perseverance. It is because of their efforts and enthusiasm that we remain confident in the future of your company.

Finally, fellow shareholders, thank you for your continued support and patience. We are looking forward to adding more value to each outstanding share in 2016 and beyond.

/s/ Jay Brown	/s/ Bill Fallon
Jay Brown	Bill Fallon
CEO	President & COO